4/2009

SERVICE CONTRACTOR AGREEMENT (Long Form, Non-Agency)
[JONES LANG LASALLE AS INDEPENDENT CONTRACTOR]

THIS AGREEMENT is made and entered into this 30th day of April, 2009, for the benefit of Merck & Co., (herein "**Owner**") by [Jones Lang LaSalle Americas, Inc., a Maryland corporation] (herein "**Manager**"), and [PRWT Services, Inc., a Pennsylvania corporation] (herein "Service Contractor").

WITNESSETH:

WHEREAS, Manager is the property manager of **Owner's** property located at One Merck Drive, Whitehouse Station, NJ (herein "Property") pursuant to a property management agreement between **Owner** and **Manager** dated February 16th, 2009 (herein "Property Management Agreement");

WHEREAS, Service Contractor is skilled in the performance of all the Contract Duties (identified below) and has offered to perform all said Contract Duties with respect to the Property; and

WHEREAS, Manager, in furtherance of its duties as property manager of the Property, is desirous of securing the performance of all the Contract Duties by Service Contractor.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements of the parties, it is agreed as follows:

Section 1. Term of Agreement.

Unless sooner terminated as herein provided, the term of this Agreement shall begin on May 1, 2009 (herein "Contract Commencement Date") and shall end on May 1, 2011 (herein "Contract Expiration Date").

Section 2. Contract Duties.

From and after the Contract Commencement Date and until the Contract Expiration Date or earlier termination of this Agreement, Service Contractor shall timely and fully perform all of the Contract Duties set forth in Exhibit A which is attached hereto and incorporated by reference herein. Service Contractor further agrees to perform all of the Contract Duties in a good and workmanlike manner, and in accordance with industry standards established by those engaged in a business similar to that of Service Contractor in performance of the Contract Duties; and to pay for all ~~supplies,~~ fuel, uniforms, ~~equipment, machinery, repairs~~, transportation, ~~material,~~ labor, insurance premiums of any kind or description, ~~sales taxes,~~ salaries, federal and state employment taxes, any similar payroll taxes, any any administrative supplies relating to employees of Service Contractor,; and to obtain and pay for all applicable permits and governmental fees, licenses and inspections necessary and incidental to the performance of the Contract Duties and to otherwise comply with all governmental regulations pertaining to performance of the Contract Duties; and to uniform all employees, servants and agents to the subjective satisfaction of **Manager**; and to maintain a continuing employee training program so as to insure maximum efficiency of performance of the Contract Duties and to insure the safety of all persons on the Property; and to keep the Property free from accumulation of waste materials or rubbish caused by Service Contractor's operations.

Section 3. Service Contractor's Compensation.

Manager shall pay Service Contractor compensation, for Service Contractor's performance of the Contract Duties, in the amounts and at the rates established in Exhibit B which is attached hereto and incorporated by reference herein. Service Contractor shall bill **Manager** for such compensation not more frequently than monthly. Anything

in Exhibit B to the contrary notwithstanding, **Manager** shall pay Service Contractor only as and when **Owner** provides **Manager** with the funds to cover such payment pursuant to the Property Management Agreement. **Manager** shall not be liable to Service Contractor for failure to pay Service Contractor hereunder unless **Manager** fails through its own gross negligence or willful misconduct to make payments to Service Contractor for which funds have been provided to **Manager** by **Owner**. **Manager** shall pay **Service Contractor** within 60 days of submission of approved invoice. If Service Contractor fails to invoice Manager for any Charges within one hundred twenty (120) days after the month in which the Services in question are rendered or the expense incurred, Service Contractor will waive any right it may otherwise have to invoice for and collect or otherwise recover such amount.

Section 4. Additional Work.

It is understood that, from time to time during the term of this Agreement, **Manager** may request Service Contractor to perform services or provide materials which are not set forth in the Contract Duties but are related to the services encompassed within the Contract Duties (herein "Additional Work"). Service Contractor hereby agrees to perform such mutually agreed Additional Work so long as prior to the performance of such Additional Work, **Manager** shall authorize in writing the scope of such Additional Work and mutually agreed upon compensation payable to Service Contractor for the full performance of said Additional Work. **Service Contractor** shall not be obligated to proceed with Additional Work in the absence of such written authorization.

In the event Service Contractor shall fail to secure such a writing relating to such Additional Work, any such work thereafter performed shall be deemed a part of the Contract Duties and Service Contractor shall not be entitled to any additional compensation therefor.

Section 5. Early Termination.

5.1 Termination for Cause. **Manager** may, by giving written notice, terminate this Agreement as of the date specified in the notice if Service Contractor breaches this Agreement and (a) such breach is not cured within a reasonable period as specified in the notice, or (b) such breach is not capable of being cured within a reasonable period.

5.2 Termination upon Notice. **Manager** may, by giving not less than thirty (30) days written notice, terminate this Agreement as of the date specified in the notice, with or without cause. In the event that the Property Management Agreement is terminated this Agreement shall terminate as of the effective date of termination of the Property Management Agreement, regardless of whether **Manager** has given prior notice to Service Contractor of such early termination. However, if **Manager** has prior notice of termination of the Property Management Agreement, **Manager** will give prior notice of early termination of this Agreement to Service Contractor as soon thereafter as is reasonably possible. Service Contractor shall receive compensation for all Contract Duties performed through the effective date of early termination.

Section 6. Relationship of Parties, Service Contractor Employees.

6.1 Relationship of Parties: Service Contractor is retained by **Manager** only for the purpose and to the extent set forth herein and Service Contractor's relationship with **Manager** shall, during the entire term of this Agreement, be that of independent contractor so that neither Service Contractor, nor any employee, agent, servant, officer, director or shareholder of Service Contractor, shall be deemed an agent, servant or employee of **Manager**. Service Contractor agrees to indemnify and

hold **Owner** and **Manager** and their respective affiliates, and their partners, officers, directors, employees and agents harmless of and from any and all liabilities, claims, demands, damages, and expenses (i) arising from any determination (whether judicially or administratively) that some relationship, other than that of independent contractor, exists between **Owner** and/or **Manager** and Service Contractor, or (ii) in connection with hiring, termination, discipline, evaluation and resolution of complaints and grievances of Service Contractor's employees.

Background Investigations: To the extent permitted by applicable Laws, Service Contractor will conduct background investigations consistent with Owner's Rules for all Service Contractor Employees regularly involved in performing Contract Duties on Owner's properties or facilities, and Service Contractor will provide verification to Manager that it performed such background investigations. If permitted by applicable Laws, the results of such investigations shall be provided to Manager upon its request. Background investigations will be conducted by Service Contractor in accordance with applicable local, state and federal law and at a minimum shall include the following:

(a) verification of Social Security Number (for employees in the United States); and

(b) a criminal history search to identify felony convictions conducted in the employee's current county of residence and prior county of residence (if applicable) for the immediate preceding seven (7) year period; an adverse result may include a felony conviction in the last seven years for job related crimes, typically characterized as crimes of violence, dishonesty, theft, drugs, or a series of repeated convictions.

6.2 Compliance: Service Contractor will ensure that Service Contractor Employees, while at any Owner facility, (a) comply with all facility, federal, state or local safety, health and security rules and regulations and other instructions of Owner or Manager when performing Contract Duties at Property, and shall conduct their work in such a manner as to avoid endangering the safety, or interfering with the convenience of, Owner or its customers, (b) comply with reasonable requests of Owner's and Manager's Personnel pertaining to personal and professional conduct, and (c) otherwise conduct themselves in a professional and businesslike manner. In addition, Service Contractor shall maintain records of all recordable injuries or illnesses (as defined by any government entity) occurring to Service Contractor Employees while performing Contract Duties. Service Contractor shall provide copies of such records to Manager and/or Owner upon request; however, to the extent such records contain Confidential Information, such information will be redacted accordingly. In addition, Service Contractor shall cooperate as necessary with any Owner- or Manager-led or requested incident investigation.

6.3 Online Access: If any of Service Contractor Employees is given access to any of Owner's or Manager's computers or electronic data storage systems in order to perform Contract Duties, Service Contractor will limit such access and use solely to perform Contract Duties within the scope of this Agreement and will not permit any attempt to access any Owner or Manager computer system, electronic file, software or other electronic services other than those specifically required to perform the Contract Duties specified herein. Service Contractor will (a) limit such access to those Employees with an express requirement to have such access in connection with this Agreement, (b) advise Manager in writing of the name of each individual who will be granted such access, and (c) strictly follow all Owner's and Manager's security rules and procedures for use of their electronic resources. All user identification numbers and passwords disclosed to Service Contractor and any information obtained by Service Contractor as a result of Service Contractor's access to, or use of, Manager's or Owner's electronic resources will be deemed and treated as Confidential Information. Service Contractor will cooperate with Manager and Owner in the investigation of any apparent unauthorized access by Service Contractor Employees to Manager's

or Owner's computers or electronic data storage systems or unauthorized release of Confidential Information.

6.4 Dishonest Acts: Manager shall notify Service Contractor of any act of dishonesty or breach of trust committed against Owner or Manager which may involve Service Contractor Employees, and Service Contractor shall immediately notify Manager if it becomes aware of any such dishonesty or breach of trust. Following such notice, at the request of Manager or Owner and to the extent permitted by law, Service Contractor shall cooperate with investigations conducted by or on behalf of Manager or Owner, and immediately remove such Service Contractor Employees from Owner Property, and prohibit such individual(s) from further access to Owner Property pending the completion of such investigations.

6.5 Right of Inspection: Manager and Owner reserve the right to inspect any documents, vehicle or container entering or leaving Owner's premises, and the right to conduct unannounced inspections and searches of, including but not limited to, the work place, lunchrooms, offices, control rooms, lockers, briefcases, baggage, purses, desks, toolboxes, clothing and vehicles for the purpose of discovering violations of any applicable Manager or Owner policies.

Section 7. Insurance.

At all times while performing the Contract Duties, Service Contractor shall maintain, at its sole cost and expense, the insurance set forth in Exhibit C, attached hereto and incorporated by reference herein, from insurance companies and in a form reasonably satisfactory to **Manager** with limits of liability not less than stated in such Exhibit C. **Manager** shall have the right to inspect and review the policies in their entirety and shall be provided with copies upon request.

Section 8. Indemnification.

To the fullest extent permitted by applicable law, Service Contractor shall defend, indemnify and hold harmless **Owner** and **Manager** and their respective officers, directors, employees, agents, shareholders, partners, joint venturers, affiliates, successors and assigns from and against any and all liabilities, obligations, claims, demands, causes of action, losses, expenses, damages, fines, judgments, settlements and penalties, including, without limitation, costs, expenses and attorneys' fees incident thereto, arising out of, based upon, or occasioned by or in connection with:

(a) Service Contractor's performance of (or failure to perform) the Contract Duties;

(b) a violation of any laws or any negligence, gross negligence or willful misconduct by Service Contractor or its affiliates, subcontractors, agents or employees during performance of the Contract Duties; and/or

(c) a breach of this Agreement by Service Contractor or any of its affiliates, subcontractors, agents or employees.

The aforesaid obligation of indemnity shall be construed so as to extend to all legal, defense and investigation costs, as well as all other reasonable costs, expenses and liabilities incurred by the party indemnified, from and after the time at which the party indemnified receives notification (whether verbal or written) that a claim or demand is to be made or may be made.

Service Contractor's obligations under this Section 8 shall be limited only to the extent (i) damages are determined to have been caused by other parties not owned, hired by or assigned by Service Contractor and (ii) of any determination by a court of competent jurisdiction (but not through mediation or arbitration) that Owner or Manager was at fault.]

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Section 9. Assignment and Delegation.

9.01 Service Contractor shall be absolutely prohibited from assigning this Agreement or delegating or subcontracting any of the Contract Duties (or any right, obligation or performance of Service Contractor hereunder), it being agreed that the services to be performed hereunder are personal in nature. Any attempted assignment or subletting of this Agreement or any delegation or subcontracting of any Contract Duties or Additional Work without **Manager**'s prior written consent, which may be withheld in **Manager**'s sole and absolute discretion, shall be void and of no force and effect.

9.02 **Manager** may assign or novate this Agreement, at any time, in its sole and absolute discretion, to **Manager**'s nominee by giving Service Contractor written notice of same, which notice shall specify the assignee and effective date of assignment.

Section 10. Notices.

Any information or notices required to be given under this Agreement shall be in writing and shall be delivered either by (i) certified mail, return receipt requested, in which case notice shall be deemed delivered three (3) business days after deposit, postage prepaid, in the U.S. mail; (ii) a reputable messenger service or a nationally recognized overnight courier, in which case notice shall be deemed delivered one (1) business day after deposit with such messenger or courier; or (iii) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed delivered when received. All notices shall be addressed as follows:

If to Manager:
[Jones Lang LaSalle Americas, Inc.]
One Merck Drive
PO Box 100
Mail Stop WS2E-20
Whitehouse Station, NJ 08889-0100
Attn: Sourcing Manager

with a copy to: [Add name and address for additional copies, if necessary]

If to Service Contractor:__
Attn:_Harold T Epps
President and CEO
PRWT Services, Inc.
1835 Market St.
Philadelphia, PA 19103

with a copy to:
Attn:__Jeff Pikulik
COO, Business Process Solutions
PRWT Services, Inc.

1835 Market St.
Philadelphia, PA 19103

with a second copy to:
Attn: __George Burrell
EVP, General Counsel
PRWT Services, Inc.
1835 Market St.
Philadelphia, PA 19103

The foregoing addresses may be changed from time to time by notice to the other party in the manner hereinbefore provided for.

Section 11. No Waiver.

Failure of **Manager** at any time to require performance by Service Contractor of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by **Manager** of a breach of any of the provisions hereof constitute a waiver of any succeeding breach of the same or any other provision.

Section 12. Severability.

If any provision hereof is deemed to be invalid or unenforceable under applicable law, this Agreement shall be considered divisible as to such provision and the same shall thereafter be inoperative, provided however, the remaining provisions of this Agreement shall be valid and binding.

Section 13. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania [insert state where property is located] (other than its rules as to conflicts of law which might require application of laws of another jurisdiction).

Section 14. Compliance with IRCA.

Service Contractor agrees at all times to remain in strict compliance with all terms, provisions, regulations and rulings relative to the Immigration Reform and Control Act of 1986 (IRCA). All employees of Service Contractor assigned to the Property will have had their identity and eligibility for work within the United States properly verified. Within three (3) days of receipt of a written request from **Manager**, Service Contractor shall provide copies of the I-9 form or such other documentation as may be appropriate to satisfy **Manager** as to Service Contractor's compliance with IRCA.

Service Contractor agrees to defend and indemnify **Owner**, **Manager** and their affiliates and subsidiaries, and the respective directors, partners, officers, agents, representatives, and employees of each of them from and against any claims, actions, suits or proceedings of any type whatsoever arising out of or in any way connected with Service Contractor's breach of the terms of the paragraph immediately above.

Section 15. Compliance with Safety Regulations

Service Contractor and Service Contractor Employees shall observe and comply with all federal, state, and local safety, health and environmental laws, all industrial insurance, security and health regulations, and all other applicable government statutes, rules, regulations or ordinances. Service Contractor and Service Contracgtor

Employees shall take all action necessary to avoid injury, property damage, spills or emissions of hazardous substances, materials or waste, and other dangers to persons, property or the environment. To the extent required by Manager or Owner, Service Contractor Employees shall receive prescribed training prior to entering Owner premises.

Service Contractor shall plan for, and ensure, that all employees performing any Contract Duties or Additional Work comply with **Owner** EH&S policies & procedures, the basic provisions of OSHA Safety and Health Standards (29 CFR 1910) and General Construction Standards (29 CFR 1926) as such federal regulations are applicable to the specific tasks constituting the Contract Duties and Additional Work (if any). The responsibility for the implementation and enforcement of health and safety requirements lies with Service Contractor, and its safety support staff. Service Contractor shall provide Material Safety Data (MSD) Sheets in compliance with OSHA Hazard Communication Standards. Service Contractor shall take all necessary and desirable precautions for the safety of, and provide the necessary protection to prevent damage, injury, or loss to:

a. all employees on the work site.
b. all materials or equipment to be provided, incorporated in, or utilized in connection with, the Contract Duties, whether on or off the work site.
c. other property located at the site of the Contract Duties or at the Property.
d. the Property.

Section 16. Miscellaneous Provisions Applicable to Service Contractor.

16.01 Service Contractor shall, at all times, enforce strict discipline and good order among its employees and shall not employ on the Contract Duties any unfit person or anyone not skilled in performance of the Contract Duties. **Manager** has the right to require Service Contractor to remove from its work force assigned to the Property any employees or subcontractor's employees whose presence at the Property **Manager** deems, in its sole discretion, to be detrimental to the best interests of the Property.

16.02 In conducting the Contract Duties, Service Contractor and all of its subcontractors shall agree to employ only labor which shall not result in jurisdictional disputes or strikes or cause disharmony with other contractors, agents, and employees at the Property.

16.03 Service Contractor warrants to **Manager** that all Contract Duties shall be performed in a safe, good and workmanlike manner, and that the Contract Duties, , shall conform to all requirements and specifications identified in this Agreement and shall be free from defects of any kind in workmanship. All Contract Duties not conforming to these requirements may be considered defective.

16.04 Service Contractor, in performing the Contract Duties, shall comply with all applicable laws. Service Contractor shall not take, and is not authorized to take, any action in the name of or on behalf of **Manager** or **Owner**, or which would violate any applicable law. If Service Contractor performs any Contract Duties contrary to applicable law, any additional costs resulting therefrom, including the costs of correcting said Contract Duties to comply with such law and the cost of fully indemnifying **Manager** and **Owner** from any liability or expenses with respect to such violations by Service Contractor may be offset by **Manager** and **Owner** against amounts owing to the Service Contractor in connection with the Agreement or otherwise. Service Contractor shall also at all times comply with [the Rules and Regulations for Contracted Service Employees attached to this Agreement as Exhibit D and incorporated by reference herein, as well as any other] rules or regulations reasonably imposed by **Manager** in connection with the safe and efficient operation of the Property and/or the performance of the Contract Duties by Service Contractor.

16.05 Service Contractor shall obtain at its own cost all licenses (including professional licenses), permits, certificates and authorizations necessary for Service Contractor to do business in all jurisdictions where any part of the Contract Duties are to be performed. Service Contractor shall also obtain all licenses, permits, certificates and authorizations necessary in connection with Service Contractor's performance of the Contract Duties, and give all notices required under applicable law, or by any governmental entity having jurisdiction over the Contract Duties, Service Contractor, its employees, agents, subcontractors Contractors, or the activities of any of them.

16.06 Service Contractor acknowledges that **Owner** or **Manager** (or other persons with the permission of **Owner** or **Manager)** may concurrently perform services of the same type as the Contract Duties (unrelated to this Agreement) at this site and the Property, and Service Contractor specifically consents to such concurrent performance of Contract Duties by **Owner** or **Manager** (and others) without interference by those who are performing the Contract Duties under this Agreement.

16.07 Service Contractor shall promptly remedy all damage or loss to any property at the site or at the Property if such damage or loss is caused directly or indirectly, in whole or in part, by Service Contractor, any subcontractor or anyone directly or indirectly performing the Contract Duties. The costs of such remedy will be borne by the Service Contractor only in proportion to its causation of such damage or loss.

16.08 Service Contractor shall not permit any discrimination against or segregation of any person or group of persons in connection with the performance of this Agreement on account of sex, disability, marital status, age, race, religion, color, creed, national origin or ancestry, sexual preference or gender identity, nor shall Service Contractor or any person claiming under or through Service Contractor, establish or permit any such practice or practices of discrimination or segregation in connection with the performance of the Contract Duties and Service Contractor's other obligations under this Agreement.

16.09 Confidential Information: As used herein, "Confidential Information" means any information of Manager or Owner, including any information Manager receives from Owner, that is not generally known to the public and at the time of disclosure is identified, or would reasonably be understood by the Service Contractor, to be proprietary or confidential, whether disclosed in oral, written, visual, electronic or other form, and which the Service Contractor observes or learns in connection with this Agreement. Confidential Information includes: (a) business plans, strategies, forecasts, projects and analyses; (b) financial information and fee structures; (c) business processes, methods and models; (d) employee and supplier information; (e) product and service Specifications; (f) manufacturing, purchasing, logistics, sales and marketing information; and (g) the terms and conditions of this Agreement. All drawings, specifications, technical documents of any nature, and copies thereof, prepared pursuant to this Agreement are the property of the Manager or Owner and are also to be treated as Confidential Information.

16.09.1 Service Contractor will use the same care and discretion to avoid disclosure, publication or dissemination of any Confidential Information received from the Manager or Owner as the Service Contractor uses with its own similar information that it does not wish to disclose, publish or disseminate (but in no event less than a reasonable degree of care). The Service Contractor will: (a) use the Confidential Information only in connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder; and (b) not disclose the Confidential Information except to (i) its employees, agents and contractors, who have a need to know such Confidential Information in

connection with the performance of its obligations under this Agreement or the full enjoyment of its rights hereunder who have executed agreements obligating them to keep the Confidential Information confidential or (ii) its legal, financial or other professional advisors as reasonably necessary. The Service Contractor is liable for any unauthorized disclosure or use of Confidential Information by any of its Employees, agents, subcontractors or advisors. The Service Contractor will promptly report to the Manager and Owner any breaches in security that may materially affect the Manager or Owner, and specify the corrective action taken. Service Contractor will not commingle the Confidential Information of Manager or Owner with any other company or customer's confidential information.

16.09.2 Exceptions to Confidential Treatment: (a) Except with respect to Manager's or Owner's employee information and data, the obligations set forth above do not apply to any Confidential Information that the Service Contractor can demonstrate: (i) the Service Contractor possessed prior to disclosure by the Manager or Owner, without an obligation of confidentiality; (ii) is or becomes publicly available without breach of this Agreement by the Service Contractor; (iii) is or was independently developed by the Service Contractor without the use of any Confidential Information of the Manager or Owner other than in connection with the Services; or (iv) is or was received by the Service Contractor from a third party that does not have an obligation of confidentiality to the Manager or Owner or their Affiliates. (b) If Service Contractor is requested or required to disclose Confidential Information pursuant to any judicial or administrative process, then Service Contractor will promptly notify the Manager and Owner in writing of such request or requirement. The Party whose Confidential Information is requested or required to be disclosed will either (i) promptly seek protective relief from such disclosure obligation or (ii) direct the Service Contractor to comply with such request or requirement. The Service Contractor will cooperate with efforts of the Manager and Owner to maintain the confidentiality of such information or to resist compulsory disclosure thereof but any costs incurred by the Service Contractor will be reimbursed by the Manager and Owner, except for costs of the Service Contractor's employees. If, after a reasonable opportunity to seek protective relief, such relief is not obtained by Manager or Owner, or if Manager or Owner fails to obtain such relief, the Service Contractor may disclose such portion of such Confidential Information that the Service Contractor reasonably believes, on the basis of advice of its counsel, it is legally obligated to disclose.

16.09.3 Return or Destruction. At Manager or Owner's request and upon the termination or expiration of this Agreement, Service Contractor will return or certify the destruction of all of Manager and Owner's Confidential Information in Service Contractor's possession or control.

16.10 Vendor Code of Conduct: Jones Lang LaSalle recognizes that our dealings with suppliers often take place in cultures with different norms and values. Certain standards, however, as set out in Jones Lang LaSalle's Vendor Code of Conduct, are universally applicable and Jones Lang LaSalle expects everyone with whom it has commercial dealings to meet such standards. Jones Lang LaSalle expects its suppliers to have a natural respect for our ethical standards in the context of their own particular culture. The relationships with our suppliers are based on the principle of fair and honest dealings at all times and in all ways. Jones Lang LaSalle specifically expects its suppliers to extend the same principle of fair and honest dealings to all others with whom they do business, including employees, sub-contractors and other third parties. [Service Contractor] hereby acknowledges that it has read Jones Lang LaSalle's Vendor Code of Conduct, which is

available at www.joneslanglasalle.com, and shall act at all times consistently with the terms thereof. Jones Lang LaSalle shall have the right, in its sole and absolute discretion, to immediately terminate this Agreement for cause in the event of any violation of the Vendor Code of Conduct by [Service Contractor].

16.11 Audit Rights: **Manager** and **Owner**, or an auditor designated by **Manager** or **Owner** will have the right, at all reasonable times, and with three (3) business days prior notice to Service Contractor, to conduct financial, operational and technical audits of Service Contractor to verify compliance with the terms and conditions of this Agreement, the accuracy of the charges invoiced by Service Contractor and Service Contractor's performance of the Services. In addition, any governmental or regulatory authority with jurisdiction over **Owner** will have the right to audit Service Contractor to the extent that such governmental authority could have audited **Owner** if **Owner** were performing the Services internally. **Manager** and **Owner** will have the right to audit Service Contractor's processes, procedures, operations and performance for **Manager** or **Owner's** operational risk assessment, regulatory requirements and annual reporting. **Manager** and **Owner's** right to audit extends to internal and external auditors, inspectors, regulators, and other representatives designated by **Manager** or **Owner** (including customers, suppliers and other third parties to the extent **Manager** or **Owner** is legally or contractually obligated to submit to audits by such entities).

16.12 Transfer of Warranties: All warranties made by the manufacturer or supplier of Equipment, Materials and Technology, supplies or services provided as part of the Services provided under this Agreement by Service Contractor will be transferred and assigned to Manager, to the extent they are transferable and assignable.

Section 17. Miscellaneous.

17.01 Time of Essence. Service Contractor acknowledges that time is of the essence in regard to its performance under this Agreement.

17.02 Manager. All references to "**Manager**" contained in this Agreement are to [Jones Lang LaSalle Americas, Inc.] solely in its capacity as the duly authorized **Manager** of the Property pursuant to the Property Management Agreement. No reference to "**Manager**" herein contained shall be construed as creating any liability of **Manager** for any obligation in any capacity other than as the duly authorized **Manager** of the Property pursuant to the Property Management Agreement.

17.03 No Liens. Service Contractor shall neither suffer nor permit the attachment of any liens upon the Property as a direct result of Service Contractor's performance of the Contract Duties and/or Additional Work.

17.04 Cure of Service Contractor's Default. If Service Contractor shall default in the performance of the Contract Duties or any other duty imposed upon Service Contractor hereunder, **Manager** may (but shall not be required to), without notice to Service Contractor and with or without terminating this Agreement, cure and rectify such defaults and either deduct the reasonable cost of cure and rectification from compensation due to Service Contractor hereunder or **Manager** may directly bill Service Contractor for such reasonable costs.

17.05 Force Majeure.

a. Any delay or failure by either party hereto in the performance of its obligations hereunder shall not constitute a default hereunder or give rise to any claim for damages if, and only to the extent and for such period of time that, (i) such delay or failure is caused by an event or occurrence beyond the control and without the fault or negligence of such party or any subcontractor, or other party acting under or through such party, and (ii) said party is unable to prevent such delay or failure through the exercise of reasonable diligence. Events that shall be deemed to be beyond the control of the parties hereto shall include, but not be limited to: acts of God or the public enemy; expropriation or confiscation of facilities by governmental or military authorities; changes in applicable laws; war, rebellion, sabotage or riots; floods, unusually severe weather that could not reasonably have been anticipated; fires, explosions, or other catastrophes; or other similar occurrences.

b. Notwithstanding any other provision of this section 17.05, even though the performance of Service Contractor or a subcontractor is delayed by an unforeseen event or occurrence beyond the control of Service Contractor, such subcontractor or Service Contractor hereby agrees to use its best efforts to secure alternate sources of services, if available. To the extent that Service Contractor fails to secure available alternate sources of services, equipment or materials, **Manager** is entitled to secure such alternate sources and offset any amounts expended on such alternate sources from amounts due or owing to Service Contractor under this Agreement to the extent that such amounts exceed the price allocations for the goods and services agreed upon in this Agreement. Service Contractor shall not be paid any additional compensation by **Manager** due to an unforeseen or uncontrollable event or occurrence of the type described in this section 17.05.

c. In order to be entitled to an excuse for any delay or failure to perform under this Agreement pursuant to this section 17.05, the party claiming such excuse will immediately notify the party to whom performance is due by telephone (to be confirmed in writing within two (2) business days of the inception of such delay) and describe at a reasonable level of detail the circumstances of such force majeure event which it believes falls within the contemplation of this section 17.05.

d. If any force majeure event prevents, hinders, or delays performance by Service Contractor for more than thirty (30) days, Manager, at its option, may terminate this Agreement for cause, and all amounts payable to Service Contractor hereunder will be equitably adjusted in a manner such that Manager is not required to pay for Contract Duties that Service Contractor has not performed.

17.06 Estoppel Certificate. Upon request of **Manager** or **Owner**, Service Contractor agrees to provide to **Manager** or **Owner**, as the case may be, within five (5) days after receipt of written request therefor, a written statement certifying that this Agreement is in full force and effect, that **Manager** and Service Contractor are current in their respective obligations hereunder and that **Manager** is not in default under any provision of this Agreement.

17.07 Survival. The provisions of sections 6, 8, 9, 11 and 15 of this Agreement shall survive the expiration or early termination of this Agreement.

17.08 The individual executing this Agreement on behalf of Service Contractor personally certifies and warrants that by his or her execution hereof, this Agreement shall be legally binding on and enforceable against Service Contractor.

Section 18. Entire Agreement

18.01 This Agreement constitutes the entire agreement between the parties with respect to the Contract Duties and supersedes all prior negotiations, representations or agreements relating thereto either written or oral, except to the extent that they are expressly incorporated herein.

18.02 Unless otherwise expressly provided herein, no changes, alterations or modifications to this Agreement shall be effective unless in writing and signed by the respective parties hereto or their duly authorized agents.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written, the corporate parties by their officers duly authorized.

MANAGER:

[Jones Lang LaSalle Americas, Inc.]

By: [signature]

Name: Robert Bovee

Title: National Director

SERVICE CONTRACTOR:

[PRWT Services, Inc]

By: Harold T Epps 4/30/09

Name: Harold T. Epps_

Title: President and CEO, PRWT Services, Inc.

EXHIBIT A – STATEMENT OF WORK AND SLA

Print Services SOW

Required Outcomes:
Provide efficient, timely, quality and cost-effective print solutions to all Customer sites in scope.

1. Deliver On-Site Printing/Reprographic Services

As scheduled and requested, responsible for delivering a variety of on-site printing/ reprographic services, including services such as :

- High and low volume black and white printing
- Investigator brochures and letters
- Clinical Report Form materials
- Color printing
- Binding of materials
- Finishing of Materials
- Distribution
- High volume scanning
- Laboratory Notebook Scanning
- Payroll
- Inventory management
- IT support services relating to print
- Document and output management support
- Knowledge of color management and types of paper stocks required.

Mail

Mail Services SOW

Outcomes - Customer's expected outcomes are:
Mail/package pick-up and delivery is reliable, safe, and cost effective
Mail/packages are picked up and delivered according to agreed-upon Service Levels
Exclusions: The cost of Express Mail is excluded from services.

1. Responsible for international and domestic shipping/receiving functions:

As mail is received, supplier will process in accordance with Customer's requirements. Shipping includes but is not limited to the following activities:

- Verify memo data
- Sort and Stage shipments for processing
- Submit international paperwork (export compliance)

- Identify packaging, labeling, and routing requirements
- Stage shipments
- Customer service (Q&A, tracking, problem resolution)
- Provide crating and rigging services

Receiving includes but is not limited to the following activities:

- Validate number of pieces, resolve damage issues with carrier
- Expedite delivery of items as requested by customer
- Perform receipt transactions
- Route items for distribution

2. Responsible for Mail Services functions

As mail is received, supplier will process in accordance with Customer's requirements

3. Mail Delivery/Management

As mail is received, supplier will process in accordance with Customer's requirements. Mail Delivery/Management includes but is not limited to the following activities:

- Sort and stage by priority and location
- Deliver all material
- Pick up all material
- All postage applications, including purchase, weighing, and application.
- Sort and stage for shipping

4. Lab Mail Services

- Manage movement of all materials, special packages and USPS mail among buildings, labs and offices across campus. Materials include, but are not limited to – lab samples, records management, chemicals, solvents, glassware, packages, copy paper, miscellaneous office material, regulated items, temperature sensitive chemicals and biologics:
- As mail is received, supplier will process in accordance with Customer's requirements.

- Lab sample shipments are to be packaged to comply with all DOT rules and condition requirements (dry ice, hazard notification, etc).

5. Postage

- Replenish postage meters as needed

6. Maintain Postal Equipment

Maintain Postal Equipment, including:

- Postage machines and meters
- Scales
- Material handling equipment

7. Other Portering Services

Service Provider will provide all other portering services as required on site
Schedule M Page 106 Merck Confidential Information

Site Specific SOW attached herein:

Site Specific SOW

Site specific Service Level Agreement is distributed separately. See file.

<<File: MSA-A2-SiteSLA_clean.pdf>>

Mail Services SLA

	Mail Services personnel are responsible for the receipt and delivery of incoming and outbound mail at all Merck facilities. **Service Components** All Locations • Receipt and delivery of Postal Service mail • Interoffice and inter-site house-mail delivery • Shipping and mailing advice • Preparation and processing of outgoing mail • Shipping to international and domestic locations PA and NJ Sites Only • Mail and package transportation to Merck PA and NJ • Discounted rates for customers • Assigning internal Mailcodes • Address information • X-raying of Suspicious packages • Postal Permits and Business Reply Mail
Guidance and Constraints:	
Training / Audit Requirements:	
Required Outcomes:	Mail/package pick-up and delivery is reliable, safe, and cost effective Mail/packages are picked up and delivered according to agreed-upon Service Levels

The attached document defines detailed Service Levels and volumes for several specific Merck sites (Whitehouse Station, Rahway, Upper Gwynedd, Church Road, Cokesbury Road). It is expected that the current Service Levels will be maintained at these sites and that similar Service Levels will be required at the other sites in scope: Microsoft Office Word 97 - 2003 Docu	
Measurement Method/Frequency:	TBD

Print Services/Reprographics SLA

Service Description:	**Copy Center:** Responsible for the operation and required maintenance of all equipment in the Copy Center (e.g., Xerox digital production, Xerox 6180/6115, Nuvera digital, Color 8000/6060/250/260, Fiery and DocUsp front end devices, network servers, DigiPaths, Free Flow and all related bindery equipment). **Print Center:** Responsible for the operation and maintenance of the various equipment (e.g., Heidelberg GTO two color offset press, Ryobi 3302 two color offset press, Heidelberg Direct to Plate pre press system and all related bindery equipment)

Guidance and Constraints:
Copy Center Service Levels (where available)
Hours of Operation/Staffing Levels:
WS - 7:30 - 6:00 / 3
UG - 7:00 - 7:00 / 1.75
WP - 7:30 - 9:00 / 5
Print Center Service Levels (where available)
Hours of Operation/Staffing Levels:
WS – 7:00 – 4:30 / 2
Anticipated Annual Production

weight/grades/finishes required. Printing will be envelopes, newsletters, letterheads, brochures, labels etc. that may be two or four color. Must be able to print four color process, work on a two color press, measuring ink density and ensuring dot on dot registration.

• Ability to perform machine scheduled maintenance, maintain inventories, deal with customers, members of Creative staff and service techs.

• Scheduled and unscheduled overtime required

Required Outcomes:	Provide cost-effective print and copy services to all sites in scope.
Measurement Method/Frequency:	Monthly Tracking, Semi-Annual Reviews

EXHIBIT A-1 – SITE LISTING

Location of Mailroom & Reprographic Service Sites

Site Name	Site Address	State or Country
BlueBell	Merck & Co., Inc. Unisys Building C 785 Jolly Road Blue Bell, PA 19422	PA
Church Road	Merck & Co., Inc. 1180 Church Rd. P.O. Box 4 Lansdale, PA 19446	PA
Cokesbury Road Bldg B	Merck & Co., Inc. 600 Corporate Center at Lebanon Building 600 Lebanon, NJ 08833	NJ
Rahway	126 E. Lincoln Avenue P.O. Box 2000 Rahway, NJ 07065	NJ
Upper Gwynedd (including Upper Gwynedd, Child Leaning Center)	USHH Upper Gwynedd Office Complex 351 North Sumneytown Pike North Wales, PA 19454	PA
West Point	770 Sumneytown Pike P.O. Box 4 West Point, PA 19486	PA
Whitehouse Station (including Whitehouse Station, Whitehouse Station West, Child Learning Center, Dakin House)	One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889	NJ
Whitehouse Station WEST	One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889	NJ

EXHIBIT B – COMPENSATION

Mailroom/Reprographic Service Cost Summary

Location	Services	Staffing	Year 1	Year 2	Year 3
All NJ and PA locations	Mailroom, Repro, Managed Print, non-Union, Shipping, Route Driver	62	$2,625,000	$2,529,217	$2,481,326
Whitehouse **	PTP	3	$129,480	$129,480	$129,480
Whitehouse **	Marketing Resource	1	$74,934	$74,934	$74,934
Grand Total		**66**	**$2,829,414**	**$2,733,631**	**$2,685,740**

** Cost are pass-through costs to Merck, and will be invoiced separately.

Reprographic Service Staff for Month of May, 2009*: $18,585**

Repro Staff Positions	Billing Rate	May Billings
Manager	$33.65	$5,833
Sr. Supervisor	$25.95	$4,498
Reprographics Center Lead	$14.88	$2,579
Sr Press Operator	$16.37	$2,837
Sr Press Operator	$16.37	$2,837
		$18,585

*** Cost are a one-time item and cost will be inclusive in the Mailroom/Reprographic Services Cost Summary starting on June 2009 invoice and going forward for the term of the agreement.

Service Provider is required to provide detailed staffing model and unit hourly cost by May 15th, 2009.

EXHIBIT C - INSURANCE

INSURANCE REQUIREMENTS

I. The Service Contractor shall provide the following minimum insurance coverage:

A. Commercial General Liability
Combined Single Limit - $3,000,000 per occurrence and annual aggregate per location.
Such insurance shall be broad form and include, but not be limited to, contractual liability, independent contractor's liability, products and completed operations liability, and personal injury liability. A combination of primary and excess policies may be utilized. Policies shall be primary and noncontributory.

B. Worker's Compensation - Statutory Limits

C. Employer's Liability
With minimum liability limits of $1,000,000 bodily injury by accident each accident, $1,000,000 bodily injury by disease policy limit; $1,000,000 bodily injury each employee.

D. Commercial Automobile Liability
Combined Single Limit - $1,000,000 per accident.

Such insurance shall cover injury (or death) and property damage arising out of the ownership, maintenance or use of any private passenger or commercial vehicles and of any other equipment required to be licensed for road use.

E. Property Insurance

All-risk, replacement cost property insurance to protect against loss of owned or rented equipment and tools brought onto and/or used on any Property by the Service Contractor.

F. Crime Insurance / Fidelity Bond

Contractor is responsible for loss to client and third party property/assets and shall maintain Fidelity bond or comprehensive crime insurance coverage for the dishonest acts of its employees in a minimum amount of $1,000,000.

II. Policies described in Sections I.A. and I.D. above shall include the following as additional insured, including their officers, directors and employees. A GL-2010 Endorsement shall be utilized for the policy(ies) described in Section I.A. above. Please note that the spelling of these parties must be exactly correct or the Contract Duties will not be allowed to commence.

1. Jones Lang LaSalle Americas, Inc.]
2. Merck & Co., Inc.

III. Service Contractor waives any and all rights of subrogation against the parties identified in Paragraph II above as additional insureds.

IV. All policies will be written by companies licensed to do business in the State of [insert state where property is located] and which have a rating by Best's Key Rating Guide not less than "A-/XII"

V. Service Contractor shall furnish to the **Manager** Certificate(s) of Insurance evidencing the above coverage. Original Certificate(s) of Insurance must be provided before Service Contractor commences Contract Duties or Contract Duties will not be allowed to commence.

VI. Certificate(s) of Insurance relating to policies required under this Agreement shall contain the following words verbatim:

> "It is agreed that this insurance will not be canceled, not renewed or the limits of coverage in any way reduced without at least thirty (30) day's advance written notice [ten (10) days for non-payment of premium] sent by certified mail, return receipt requested to: [One Merck Drive PO Box 100 Mail Stop WS2E-20 Whitehouse Station, NJ 08889-0100], Attn: Sourcing Manager -- Insurance

In addition, the language set forth in this Paragraph VI shall also be added to each policy in the form of an endorsement.

EXHIBIT D--RULES AND REGULATIONS
FOR CONTRACTED SERVICE PERSONNEL

Site specific safety procedure is distributed separately. See file.

<<File: MSA-SafetyProcedures_Binder.pdf>>